Exhibit 10.34

AMENDED AND RESTATED RESEARCH AND
LICENSE AGREEMENT

This Amended and Restated Research and License Agreement (this “Amendment”) is made and entered into as of the Date of Amendment (as defined herein), as an amendment of the Research and License Agreement signed between the Parties on the Effective Date (the “Original Agreement”, and, as amended by this Amendment, the “Agreement”), by and between: HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD., a company duly incorporated under the laws of Israel (“Hadasit”) and CELL CURE NEUROSCIENCES LTD., a company duly incorporated under the laws of Israel (the “Company”) (each a “Party” and jointly the “Parties”).

WHEREAS,
in the course of research conducted at Hadassah Medical Organization (“HMO”), by Prof. Benjamin Reubinoff (“Prof. Reubinoff”) and his other HMO colleagues (collectively the “Researchers”), the Researchers arrived at certain inventions, being the subject of and more fully described in the PCT patent applications listed in Annex A hereto (the “Patent Applications”), and created and/or generated the technology described therein and related Know-How (defined below); and

WHEREAS,	Hadasit is the commercial arm and a wholly-owned subsidiary of HMO; and

WHEREAS,	Hadasit is the exclusive owner of all right, title and interest in and to the Patent Applications and the Licensed Technology (defined below); and

WHEREAS,	the Company is engaged in the development and commercialization of cell therapy applications for neurodegenerative diseases; and

WHEREAS,
the Company wishes to receive, and Hadasit is willing to grant to the Company, an exclusive, worldwide, royalty bearing license (with the right to grant sublicenses subject to the terms of Section 2.4 below), to use, commercialize and/or exploit the Licensed Technology or any part thereof, in any manner whatsoever and for any purpose or indication whatsoever in the Field (as defined hereafter), all subject to and in accordance with the terms and conditions of this Agreement, and

WHEREAS,
the Company wishes to receive and Hadasit is willing to procure the provision to the Company by HMO of the Licensed Materials (as defined below) for use under the license granted hereby, all subject to and accordance with the terms and conditions of this Agreement.

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	Definitions and Interpretation

1.1.	The Preamble and Annexes hereto form an integral part of this Agreement.

1.2.	In this Agreement the following terms shall bear the meanings assigned to them below, unless the context shall indicate a contrary intention:

1.2.1.
“Additional Research Agreement” shall mean an agreement, attached hereto as Annex E, governing additional sponsored research to be carried out by HMO for the Company in the field of stem cell applications for neurodegenerative diseases beyond the scope of the Product Development Program, pursuant to which the Company shall commit to transfer the Annual Additional Research Funds to Hadasit to fund additional research at HMO in a total amount of US$ 1,500,000 (One Million Five Hundred Thousand US Dollars), as per the detailed research plan(s) to be mutually agreed upon thereunder.

1.2.2.	“Annual Additional Research Funds” shall mean the sum of US$ 300,000 (Three Hundred Thousand US Dollars).

1.2.3.
“Affiliate” shall mean any person who, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with the Company. For the purposes of this definition, “control” shall mean the holding, directly or indirectly, of more than 50% (fifty percent) of the issued share capital or the voting power of the Company, or the holding, directly or indirectly, of a right to appoint more than 50% (fifty percent) of the directors of the Company or of the right to appoint the chief executive officer of the Company.

1.2.4.	“Company IP” shall have the meaning ascribed to such term in Section 8.4 below.

1.2.5.	“Confidential Information” shall have the meaning ascribed to such term in Section 11.1 below.

1.2.6.
“Controlled IP” shall mean, with respect to Intellectual Property (other than the Licensed Technology and the Licensed Materials) developed at HMO in the laboratory of Prof. Reubinoff without the use of the Company’s manpower, resources or Intellectual Property, the possession, as will be determined at any relevant time for the purposes of Sections 6.4 and 7.5 as applicable, by HMO and/or Hadasit of the ability to grant a license or sublicense of such Intellectual Property without violating the terms of any agreement or arrangement between HMO and/or Hadasit and any third party. For the avoidance of doubt, no portion of the Controlled IP shall be considered incorporated into, or to form a part of, the Licensed Technology or the Licensed Materials, unless such Controlled IP is specifically so included in a separate agreement executed by the Parties.

1.2.7.
“Consulting Agreement” shall mean a Consulting Agreement between the Company and Hadasit, whereby the Company shall retain, through Hadasit, the services of Prof. Reubinoff and of Dr. Eyal Banin (the “Scientists”), pursuant to which, inter alia, Hadasit will be granted options to purchase three percent (3%) of the Company’s fully-diluted equity at the PPS, as of the Date of Amendment, Prof. Reubinoff will be granted options to purchase one-and-one-half percent (1.5%) of the Company’s fully-diluted equity at the PPS, as of the Date of Amendment, and Dr. Eyal Banin will be granted options to purchase one-half percent (0.5%) of the Company’s fully-diluted equity at the PPS.

1.2.8.
“Date of Amendment” shall mean the later of (i) the date on which this Amendment was executed by the Parties and (ii) the date on which all of the Triggering Events have occurred, all subject to Section 13.1.

1.2.9.
“Distributor” shall mean an independent third party with whom there is a bona fide distribution, reseller or similar agreement pursuant to which such third party does not have any rights under or to the Licensed Technology and who purchases Licensed Products in consideration for the purchase price therefor, solely for resale and/or distribution of the Licensed Products in the same form to end-users.

1.2.10.	“Effective Date” shall mean the date on which the Original Agreement went into force, i.e. August 30, 2009.

1.2.11.
“Field” shall mean the development and exploitation of human stem-cell (“hSC”) (such as human embryonic SC (“hESC”) and induced pluripotent hSC (“iPS”) derived retinal pigment epithetlial cells (“hESC-derived RPE Cells” and “hSC-derived RPE Cells”, as the case may be) solely for cell replacement therapy of conditions involving retinal degenerative diseases.

1.2.12.	“First Batch Release” shall have the meaning ascribed to such term in Section 2.5(B) below.

1.2.13.	“Hadasit IP” shall have the meaning ascribed to such term in Section 8.2 below.

1.2.14.	“Indemnitees” shall have the meaning ascribed to such term in Section 12 below.

1.2.15.
“Intellectual Property” shall mean patents, trademarks, trade names, domain names, copyright, trade secrets, know-how, rights in respect of technical information and any other intellectual property whatsoever, registrable or otherwise, and all applications (including, patent applications) for any of the foregoing.

1.2.16.	“Joint IP” shall have the meaning ascribed to such term in Section 8.1 below.

1.2.17.
“Know-How” shall mean discoveries and inventions (whether patented or not) and any information, data, designs, formulae, ideas, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from, ethical committees and regulatory authorities. For the avoidance of doubt, Know-How does not include any materials, such as cells.

1.2.18.	“License” shall mean the rights and licenses granted pursuant to Section 2.1 below.

1.2.19.
“Licensed Materials” shall mean 1 (one) hESC line (the “hESC Line”) and 1 (one) cord feeder cell line (the “Feeder Line”) produced under current Good Manufacturing Practice (“cGMP”) conditions by or on behalf of HMO in compliance with all applicable ethical standards and (subject to the qualification in Section 2.5(A) below) the provisions of Annex B, including any progeny, modified or unmodified derivatives, genetically modified hESC’s or clones of such cells or cell line and fibroblast feeder line as produced or derived by or on behalf of HMO or the Company, to be chosen among the Materials, as set forth in Annex B.

1.2.20.
“Licensed Patents” shall mean the Patent Applications and all corresponding patent applications in all jurisdictions, as well as all patents which may be granted on any of the foregoing patent applications; as well as all substitutions, registrations, revalidations, confirmations, reissues, reexaminations, continuations, continuations-in-part, patents of addition, divisions, renewals, reissues and extensions (including any patent term extension such as but not limited to supplementary protection certificates pursuant to Council Regulation (EEC) No. 1768/92, any Pediatric Exclusivity  Extension, and foreign equivalents of any of the foregoing relating to such patents) of any of the foregoing patents. Licensed Patents shall also be construed as including, where the context requires, patent applications and patents covering Hadasit IP and Hadasit’s rights in the Joint IP.

1.2.21.
“Licensed Products” shall mean (i) all products, the development, production and/or sale of which is based on, or involves, in whole or in part, the use of Licensed Technology (or any part thereof) or which is produced and/or manufactured in whole or in part, using a process, method or system covered by, or falling within the Licensed Patents or the Licensed Technology (or any part thereof) including any other use, commercialization and/or exploitation of the Licensed Technology in any manner whatsoever and for any purpose or indication whatsoever in the Field and (ii) any tangible products or materials that are produced using the Licensed Materials and/or originating from the Licensed Materials or that wholly or partially incorporate Licensed Materials, in any manner whatsoever and for any purpose or indication whatsoever in the Field. “Licensed Research Materials” shall have the meaning ascribed to such term in Section 2.1 below.

1.2.22.
“Licensed Technology” shall mean (i) the Licensed Patents and the inventions described therein, (ii) the Know-How related to the technology described in the Licensed Patents, and (iii) to the extent applicable, the Hadasit IP and Hadasit’s rights in the Joint IP.

1.2.23.	“Loss” shall have the meaning ascribed to such term in Section 12 below.

1.2.24.	“Magnet Consent” shall mean the consent of the Magnet authority of the Ministry of Industry, Trade & Labor to the scope of the license granted hereunder to the Licensed Materials.

1.2.25.	“Master Cell Banks” shall have the meaning ascribed to it in Section 2.5(B) below.

1.2.26.
“Materials” shall mean hESC lines and mitotically active human fibroblast feeder cell lines including any progeny, modified or unmodified derivatives, genetically modified hESC’s or clones of such cells or cell line and fibroblast feeder line as produced or derived by or on behalf of HMO. Some of the Materials, such as the HADC100 hESC line, were developed by the Researchers in part within the framework of the “Bereshith” Consortium for Cell Therapy formed for purposes thereof and funded by the OCS (the “Bereshith Consortium”) on the basis of certain pre-existing methodology. The Materials shall meet the requirements stated in Annex B.

1.2.27.
“Net Sales” shall mean the gross amount billed or invoiced by or on behalf of the Company and/or its Affiliates and/or Sublicensees (the “Invoicing Entity”) on Sales of Licensed Products, less the following: (i) sales taxes (including value added taxes) to the extent applicable to such sale and included in the invoice in respect of such Sale; (ii) discounts, credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections or returns of Licensed Products previously sold; (iii) bad debts, provided that they are recorded as such in the Invoicing Entity’s books, in accordance with acceptable accountancy practices; and (iv) packaging, freight, shipping and insurance charges, to the extent that such items are separately itemized and invoiced and actually paid as evidenced by invoices, receipts or other appropriate documents; provided however, that in any transfers of Licensed Products between the Invoicing Entity and an Affiliate of the Invoicing Entity, Net Sales shall be equal to the total amount invoiced by such Affiliate on resale to an independent third party purchaser, in each case, after deducting the amounts referred to in clauses (i) through (iv) above, to the extent applicable. In case the Affiliate uses the Licensed Products internally without resale within 6 (six) months from such invoice, the Company shall pay royalties as if such resale occurred at market price.

1.2.28.	“OCS” shall mean the office of the Chief Scientist of the Israeli Ministry of Industry, Trade & Labor.

1.2.29.
“PPS” shall mean, with respect to the first 1/3 (one third) of the options granted to Hadasit and to the Scientists under the Consulting Agreement, that vest in accordance with Section 10.3.1 of the Consulting Agreement, a price per share of US$ 32.02 (thirty two US Dollars and two cents), reflecting a 20% (twenty percent) discount on the price per share paid by Teva within the framework of the investment round in the Company by Teva, HBL-Hadasit Bio-Holdings Ltd. and BioTime Inc. scheduled to be consummated in October, 2010 (the “Round”) and with respect to the remaining 2/3 (two thirds) of the options granted to Hadasit and to the Scientists under the Consulting Agreement, that vest in accordance with Sections 10.3.2 and 10.3.3 of the Consulting Agreement, a price per share of US$ 40.02 (forty US Dollars and two cents), which is the price per share paid in the Round.

1.2.30.
“Product Development Agreement” shall mean the Product Development Agreement executed between the Parties and attached hereto as Annex F and which governs the conduct of the Product Development Program as may be amended from time to time.

1.2.31.
“Product Development Program” shall mean the research and development carried out by HMO for the Company, as of January 1, 2009 for the development of clinical grade Licensed Product pursuant to the Product Development Agreement entered into on the Effective Date, some of which has been funded, and is to be funded, subject to OCS approval, by the Company via grants from the OCS, and to be paid for by the Company in quarterly advance installments from January 31, 2010 and prior to such time, on a monthly basis against invoices on a net plus 30 (thirty) days basis. The current Product Development Program (updated September 2010) is attached hereto as Annex G.

1.2.32.	“R & D Law” shall mean the Law for Encouragement of Research and Development in Industry – 1984, as amended from time to time.

1.2.33.	“Research License” shall have the meaning ascribed to such term in Section 2.1 below.

1.2.34.	“Royalties” shall have the meaning ascribed to such term in Section 3.1.3 below.

1.2.35.
“Sale” or “Sold” shall mean the transfer or disposition of a Licensed Product by the Company, an Affiliate or a Sublicensee, to a party other than a transfer (i) by the Company to an Affiliate of the Company or (ii) by a Sublicensee to an Affiliate of such Sublicensee, except if without charge for testing purposes. For the avoidance of doubt, the term “Sale” shall include any use, commercialization or exploitation of the Licensed Technology, such as but not limited to lease, rent, subscription or provision of services.

1.2.36.
“Sublicense” shall mean any right granted, option or license given, or agreement entered into by the Company or its Affiliate under the License, to or with any other person or entity, permitting use of the Licensed Technology (or any part thereof) for the manufacture and/or marketing and/or distribution (except to a Distributor) and/or Sale of Licensed Products in the Field; and the term “Sublicensee” shall be construed accordingly.

1.2.37.
“Sublicensing Receipts” shall mean consideration of any kind, whether monetary or otherwise, received by the Company for or in connection with the grant of Sublicenses and/or options for Sublicenses and further sublicenses, including one-time, lump sum or other payments except for: (i) amounts received by the Company which constitute royalties based on Sales of Licensed Products by Sublicensees in respect of which the Company has paid royalties to Hadasit based on Net Sales of such Sublicensee; (ii) amounts received by the Company from a Sublicensee, not to exceed $250,000 (two hundred and fifty thousand US Dollars) in the aggregate, and actually expended by the Company in respect of Licensed Product-related research and/or development activities to be performed by the Company for such Sublicensee, plus reasonable overhead, provided that

(a)	any such amounts constitute research and/or development funding only and not payment for Licensed Products nor any other type of grant or benefit;

(b)
such research and/or development activities are performed pursuant to a defined research and development program and research and development budget agreed with the relevant Sublicensee, a copy of which is provided to Hadasit; and

(c)
the Company submits to Hadasit a written expense report, confirmed by the Company’s chief financial officer, demonstrating that such amounts have actually been expended and/or incurred by the Company in the conduct of such research and/or development activities in accordance with such work program and budget, and that the expenses actually incurred by the Company as aforesaid include reasonable overhead costs, it being agreed, for the removal of doubt, that any amounts received by the Company as aforesaid, but not expended and/or incurred as set out above, shall be deemed to be Sublicensing Receipts.

1.2.38.	“Term” shall have the meaning ascribed to such term in Section 13.1 below

1.2.39.	“Teva” shall mean Teva Pharmaceutical Industries Ltd.

1.2.40.
“Triggering Events” shall mean the following events: (i) the approval, by the Board of Directors of the Company, of this Agreement, the Additional Research Agreement, the Consulting Agreement (as defined above) and the issuance of the Options to Hadasit and the Scientists under the Consulting Agreement; and (ii) the execution of this Agreement, the Additional Research Agreement and the Consulting Agreement by all of the respective parties thereto; and (iii) the Company, together with Hadasit’s reasonable assistance, obtaining the Magnet Consent; and (iv) the closing of the Round.

1.3.
In this Agreement, the terms “Amendment”, “Original Agreement”, “Agreement”, “Hadasit”, “Company”, a “Party”, the “Parties”, “HMO”, “Prof. Reubinoff”, “Researchers” and “Patent Applications” shall bear the definitions assigned to them respectively in the heading or in the preamble hereto, as the case may be.

1.4.	In this Agreement, (including the Annexes hereto), unless the context otherwise requires:

1.4.1.	“including”, “includes” means including, without limiting the generality of any description preceding such terms;

1.4.2.	any reference to “persons” includes partnerships, corporations, and unincorporated associations;

1.4.3.	use of the singular includes the plural and vice versa and the use of any gender includes the other genders;

2.	License

2.1.
Hadasit hereby grants to the Company and the Company hereby accepts, subject to the terms and conditions set out in this Agreement: an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses (subject to the terms set out in Section 2.4), to use, commercialize and/or exploit the Licensed Technology and (subject to the requirements of the Magnet Program) the Licensed Materials (selected in accordance with the provisions of Annex B) for use in accordance with the applicable ethical guidelines, in any manner whatsoever and for any purpose or indication whatsoever, solely in the Field. For avoidance of doubt, the License does not include any license in any materials produced at HMO other than the Licensed Materials. For the avoidance of doubt, the Company shall have a research license, with the right to grant sublicenses (subject to the terms set out in Section 2.4 below) solely in order to test (internally or through sub-contractors) up to three (3) hESC Lines (HADC100, HADC102 and HADC106) and three (3) Feeder Lines of the Materials prior to the selection of the Licensed Materials in accordance with the provisions of Annex B (the “Licensed Research Materials” and the “Research License”, respectively), which Research License shall expire upon the selection by the Company of the Licensed Materials, in respect of all other Materials.

2.2.
For the removal of doubt, the term “exclusive”, in the context of the Licensed Technology and the Licensed Materials in the Field, means that HMO shall not grant such licenses or rights to any third party in the Licensed Technology or to any Licensed Materials in the Field in order to research, develop, make, have made, register, import, manufacture, use, sell, offer for sale, produce, commercialize and distribute Licensed Products  or exercise any of such rights itself in the Field, subject, however, to the right of HMO, Hadasit, and their respective researchers, employees, students and other researchers at collaborating research institutions to practice the Licensed Technology  and to use the Licensed Materials (A) within the Field, to: (i) practice the Licensed Technology and to use the Licensed Materials solely for HMO’s own internal academic and non-commercial research and instruction, and (ii) license or otherwise convey to other academic and not-for-profit research organizations such Licensed Technology (for no charge other than customary expense coverage and the like, in accordance with the MTA mentioned below) for use in non-commercial research, provided that such Licensed Technology will be transferred pursuant to an MTA substantially in the form attached hereto as Annex J and subject to the prior written consent of Cell Cure and Teva (the consent of Teva being required for as long as it has an option to Sublicense or is a Sublicensee), which consent will not be unreasonably withheld, and (B) utilize and license/commercialize the Licensed Technology and the Licensed Materials  for any purpose outside of the Field, without restriction. Moreover, subject to a separate agreement being reached between Hadasit, the Company and any other party who may be party to such grant (such agreement to take into account the Teva License Option Agreement mentioned below), Hadasit may practice the Licensed Technology and use the Licensed Materials in the Field for purposes of the European Research Council (ERC) Advanced Investigators Grant submitted within the framework of the Seventh Framework Programme (FP7) by Prof. Reubinoff in 2010, provided that no Company or Sublicensee Confidential Information are used or disclosed.

2.3.
For the further removal of doubt, the Company shall not be entitled to use the Licensed Technology or the Licensed Materials for any purpose outside of the Field, other than as may be permitted pursuant to the Additional Research Agreement. For the further removal of doubt, and without derogating from any other provision hereunder, neither HMO nor Hadasit nor any of their licensees shall be restricted or prevented from using the Licensed Technology or the Materials for any purposes whatsoever outside the Field.

2.4.
The Company shall be entitled to grant Sublicenses under the License provided that in each case (i) Hadasit approves the identity of the Sublicensee, which consent shall not be unreasonably withheld or delayed; (ii) each Sublicense agreement shall contain inter alia, provisions necessary to ensure the Company’s ability to perform its obligations under this Agreement, including with respect to reporting requirements and Hadasit’s audit rights as well as a provision that specifies that the Sublicense automatically expires upon termination of the License; (iii) the Company remains responsible to Hadasit for its adherence to the terms and obligations of this Agreement; (iv) the Company shall not grant any right or license in the Licensed Technology or the Licensed Materials outside of the Field; (v) each Sublicensee commits to at least the same level of insurance coverage, liability and indemnification obligations towards the Company and Hadasit/HMO as set forth herein; (vi) the Sublicense is at bona fide arms-length conditions; (vii) the Sublicense agreement and all other related agreements are provided to Hadasit at least 21 (twenty one) business days prior to the signature of the Sublicense agreement by the parties thereto and if Hadasit informs the Company within this period that the Sublicense agreement derogates from its rights under, or is otherwise inconsistent with, this Agreement the Company shall amend the Sublicense agreement accordingly, and shall resubmit such agreement to Hadasit under this clause, prior to execution thereof, provided that nothing in this provision shall be construed as exempting the Company from any of its obligations under this Agreement; (viii) the Company and each Sublicensee commits in writing (A) to report to HMO, in advance, in accordance with the guidelines of the Institution Review Board of HMO (Helsinki Committee), regarding any potential and/or planned use of the Licensed Materials and (B) to comply with all applicable ethical guidelines; (ix) the approval of the OCS to the transfer of Licensed Technology and Licensed Materials to the Sublicensee is obtained by the Company, to the extent applicable; (x) the approval of the Israeli Ministry of Health (the “MOH”) and the Bereshith Consortium (as applicable) to the transfer of the Licensed Materials to the Sublicensee is obtained by the Company, to the extent applicable; in this respect, HMO agrees to use its reasonable efforts to assist the Company in obtaining such approval; and (xi) the Company shall provide to Hadasit a copy of the signed agreement and all amendments thereto (any which proposed amendment shall again be subject to the provisions of this Section 2.4 before being signed and coming into force), forthwith upon the signature thereof.

For the avoidance of any doubt, it is hereby acknowledged and agreed that (A) nothing contained in any sublicense agreement under the License shall be interpreted or applied as (i) diminishing or derogating from the rights of Hadasit hereunder for any purpose, (ii) increasing or extending the liability, obligation or commitment of Hadasit to the Company or any Sublicensee on any account, (iii) expanding or extending the rights granted hereunder by Hadasit to the Company for such Sublicense or any other purpose, or (iv) diminishing or derogating from the liability, obligation or commitment of the Company to Hadasit hereunder for any purpose; and (B) the foregoing provision shall apply notwithstanding the application or otherwise of Section 2.4(vii) above.

2.5.
(A) As soon as practicable following its receipt of the Company’s written confirmation of the occurrence of all of the Triggering Events, Hadasit shall procure the provision of the Licensed Research Materials to the Company by HMO (i.e. one of three (3) hESC Lines (HADC100, HADC102 and HADC106) and one of three (3) Feeder Lines of the Human Embryonic Stem Cells Research Center, which are currently in the possession of HMO and which can be replaced twice by HMO in accordance with Section 2.7). The foregoing shall be transferred to the Company or to researchers carrying out the Product Development Program, on its behalf, as living cultures and as frozen ampoules, together with the accompanying documentation. The same have been produced (i) using cGMP grade materials; (ii) under cGMP conditions; (iii) using human feeders and no animal products; and (iv) in accordance with any other requirement set out in Annex B hereto and all applicable ethical standards (it being understood that the technical specifications set forth therein are subject to any mutually agreed modifications which may be required for compliance with regulatory requirements of the FDA and other regulatory bodies); provided however that the Company acknowledges that, as of the execution of this Amendment, none of the cell lines has been fully characterized (and two of the cell lines are far from being fully characterized) and none yet meets the requirements of Annex B, and there can be no guarantee that any of such cell lines will succeed in becoming fully characterized or meeting the requirements of Annex B.

(B) As soon as practicable following batch release of the first clinical grade Licensed Product pursuant to the Product Development Program (the “First Batch Release”), Hadasit shall provide to the Company (i) three (3) ampoules of the Master Cell Bank of the hESC cell line chosen by the Company, (ii) three (3) ampoules of the Master Cell Bank of the feeder cell line, (iii) detailed protocols (SOPs) for the expansion, cryopreservation and thawing of cells from the Master Cell Bank according to the currently available technology or any adaptations/revisions that will be introduced prior to the date of provision of such SOPs resulting from the Product Development Program; and (iv) any adaptations/revisions that will be introduced – as a result of the Product Development Program or any other agreement between the Parties or research funded by the OCS – into the detailed protocols (SOPs) for the derivation, expansion and cryopreservation of RPE cells from hESCs according to the currently available technology.

(C) The Company shall bear the costs of Hadasit’s/HMO’s producing and storing the Licensed Research Materials, the Licensed Materials, the Master Cell Banks and the SOPs, and making any modifications thereto, if any, and providing such Licensed Research Materials, Licensed Materials, Master Cell Banks, and SOPs to the Company, all as detailed in the Product Development Program and the budget attached thereto, as same may be amended from time to time by mutual consent.

2.6.
Hadasit shall procure that HMO: (i) keeps on record data characterising the Licensed Materials in accordance with the parameters set out in Annex B hereto; (ii) transfers all documentation related to the Licensed Materials set out in Annex B; (iii) makes reasonable efforts to provide additional documentation that may be required from time to time, in order to obtain regulatory approval of Licensed Products, or make the documentation available for inspection by regulatory authorities, if not transferable; and (iv) if so requested by Company or Sublicensee, shall register the Licensed Materials with the National Institute of Health (NIH) as soon as practicable provided that the Company shall supply Hadasit with administrative support in respect thereto and all reasonable out of pocket expenses shall be borne by the Company.

2.7.
In the event that, prior to the grant of the first regulatory approval for the first Licensed Product hereunder, the Materials supplied by HMO as aforesaid do not meet the requirements set forth in Annex B hereto (it being understood that the technical specifications are subject to any mutually agreed modifications which may be required for compliance with regulatory requirements of the FDA and other regulatory bodies) are found to be unsuitable for the production of RPE cells or are rejected by the regulatory authorities, then the Company will require that HMO make its best efforts to replace the Materials with equivalent (to the characterization levels existing as of the Date of Amendment) Materials and Master Cell Banks, that meet such requirements (whereby all deficient undifferentiated research grade and GMP grade hESC cells and the previous Master Cell Banks shall be returned to HMO). All additional costs (over and above those provided for in the budget of the Development Program) incurred in all such replacements and modifications shall be borne by the Company.

2.8.
During the Term, Hadasit shall procure to the Company, that HMO shall use its best efforts to maintain a backup of the Licensed Research Materials  (only prior to the grant of the first regulatory approval for the first Licensed Product hereunder) and the Licensed Materials, in a manner that such can be supplied to the Company in the event that the Company or its Sublicensee’s stock of such Licensed Research Materials   (only prior to the grant of the first regulatory approval for the first Licensed Product hereunder) and Licensed Materials is destroyed, contaminated, exhibit problems in terms of pluripotency and/or genetic stability, or are lost for any reason. The Company shall pay for the preparation and storage of such backup (including but not limited to the costs required for purchase by HMO of a liquid nitrogen container, connecting it to HMO alert system, costs of liquid nitrogen and other related costs, if not available and accessible at HMO at the relevant time). For the avoidance of doubt, once the backup is provided to the Company hereunder, Hadasit shall have no further obligation to maintain or provide any additional backups and the Company shall be free to store the Licensed Materials at its own facility or with a third party.

2.9.
Hadasit shall procure that HMO shall be solely responsible for the proper storage of the Licensed Research Materials and the Licensed Materials while in the possession of Hadasit and/or HMO. The Company shall be solely responsible for the proper storage of the Licensed Research Materials and the Licensed Materials at all times following its receipt thereof if not stored at HMO facilities under an arrangement pursuant to which the Company is paying Hadasit/HMO for such storage services.

2.10.
For the removal of doubt, the Company shall not be restricted or prevented from developing, producing, marketing, distributing and/or selling (whether by itself or by third parties) any materials or products for the treatment of retinal degenerative diseases and/or any other types of material or product for any purpose whatsoever, on the basis of cells manufactured by the Company and/or procured from third parties, provided, however, that such cells and other cells derived, developed or produced therefrom are maintained, stored and documented separately from the Licensed Materials and all other Materials, and that such cells were not directly produced using or with reference to Hadasit or HMO’s Confidential Information, the Licensed Patents or the Licensed Materials or any other Materials, or any other patent of Hadasit or HMO and did not originate from such Confidential Information or from any Licensed Patents or Licensed Materials or any other Materials, or any other patent of Hadasit or HMO, and do not incorporate the Confidential Information, Licensed Patents or Licensed Materials or any other Materials, or any other patent of Hadasit or HMO wholly or partially. For the avoidance of doubt, any tangible products or materials that are produced using such third party cells and/or originating from such third party cells or that wholly or partially incorporate third party cells, to the exclusion of the Licensed Materials, shall not be “Licensed Products” for the purposes hereof, unless they fall within the definition set forth in Section 1.2.16(i) hereto.

2.11.
All amounts which the Company is committed to bear and which may be charged by Hadasit to the Company pursuant to this Section 2 and otherwise under this Agreement, shall be at quoted to the Company in advance for its approval, at reasonable current market rates or at rates charged by HMO to other companies, in Hadasit’s discretion.

3.	Consideration; Royalties; Additional Understandings

3.1.	In consideration for the grant of the License, Company agrees to pay Hadasit the following:

3.1.1.
a one time lump sum payment of NIS 249,058 (two hundred forty nine thousand and fifty eight New Israeli Shekels) on account of the reimbursement of all patent expenses incurred and paid for by Hadasit in respect to the Patent Applications prior to the Effective Date, the receipt of which Hadasit hereby confirms;

3.1.2.	Payments for the Product Development Program in accordance with the Product Development Agreement;

3.1.3.	a royalty of 5% (five percent) of Net Sales from Sales of Licensed Products by any Invoicing Entity (“Royalties”); and

3.1.4.	percentages of Sublicensing Receipts:

(a)
30% (thirty percent) of all Sublicensing Receipts received pursuant to or in connection with Sublicenses (or options for a Sublicense) signed prior to submitting a Phase II clinical trials completion report to the relevant regulatory agency with a copy of the report and its submission letter to be forwarded to Hadasit with respect to any Licensed Product;

(b)
25% (twenty five percent) of all Sublicensing Receipts received pursuant to or in connection with Sublicenses (or options for a Sublicense) signed after submitting a Phase II clinical trials completion report to the relevant regulatory agency but prior to the date of commencement of the first phase III clinical trials with respect to any Licensed Products as evidenced by a signed informed consent form of the first patient recruited for such trial to whom the relevant therapy is actually administered;

(c)
20% (twenty percent) of all Sublicensing Receipts received pursuant to or in connection with Sublicenses (or options for a Sublicense) signed on or after the date of commencement of the first phase III clinical trials as aforesaid but prior to the date of the first FDA or EMEA approval of any of the Licensed Products; and

(d)
10% (ten percent) of all Sublicensing Receipts received pursuant to or in connection with Sublicenses (or options for a Sublicense) signed on or after the date of the first FDA or EMEA approval of a Licensed Product.

3.2.
From the 8th (eighth) year following the Effective Date, the Company shall pay Hadasit an annual minimal non-refundable royalty (“Minimum Royalty”) of US$100,000 (one hundred thousand United States Dollars) to be paid in the first day (January 1) of each of the years (2017 onwards) which Minimum Royalty shall be creditable against future Royalties and Sublicensing Receipts collected by the Company during the same calendar year; provided however that, if (i) in the year prior to January 1 of such year, the Company had Sales of Licensed Products, or (ii) as of January 1 of such year, the Company has in force any Sublicense which, in the year prior to January 1 of such year, produced Sublicensing Receipts, then  (without derogating from the obligation to make quarterly Royalty payments and payments in respect of Sublicensing Receipts pursuant to Section 3.5) the Company shall not be required to pay the Minimum Royalty until December 31 of such year, to the extent that its aggregate Royalties and Sublicensing Receipts in such year failed to reach such amount.

3.3.
Notwithstanding the provisions of Sections 3.1.3, 3.1.4, 3.2 and 3.4, should the Company grant a Sublicense to Teva, pursuant and subject to the Teva License Option Agreement attached hereto as Annex D, for the development and commercialization of Licensed Products as may be amended from time to time subject to the provisions of paragraph 5 of Annex C attached hereto, then, if Teva exercises such option in accordance therewith, the commercial terms as set forth in Annex C shall apply. It is clarified for the avoidance of doubt that this Section and Annex C shall become null and void immediately if Teva fails to exercise the option under the Teva License Option Agreement prior to the expiration of the exercise period thereunder, and that paragraph 6 of Annex C shall apply if the Teva License Option Agreement is terminated.

3.4.
In addition to the Royalties, the Company agrees to pay Hadasit non-refundable milestone payments as follows, it being agreed, however, that the milestone payments are creditable by the Company against monetary Sublicensing Receipts payable to Hadasit at the time of each milestone for said milestone, except that in respect to Subsection 3.4 (c) the milestone payment shall only be creditable by the Company if the monetary Sublicensing Receipts received by the Company reach at least US$50,000,000 (fifty million US Dollars):

(a)	US$ 250,000 (two hundred and fifty thousand US dollars) upon the completion of enrollment of patients in the first Phase I clinical trials, within 30 (thirty) days of the foregoing milestone,

(b)
US$ 250,000 (two hundred and fifty thousand US dollars) upon submitting a report summarizing Phase II clinical trial to the relevant regulatory agency within 30 (thirty) days of the foregoing milestone.

(c)	US$ 1,000,000 (one million US dollars) upon the enrollment of the first patient in the first Phase III clinical trials, within 30 (thirty) days of the foregoing milestone.

3.5.
Unless otherwise agreed in writing, all amounts payable to Hadasit pursuant to this Section 3 shall be paid to Hadasit in US Dollars as follows: (i) in the case of Royalties, on a quarterly basis within 30 (thirty) calendar days after March 31, June 30, September 30, and December 31 of each calendar year during the Term; (ii) in the case of Sublicensing Receipts, no later than 30 (thirty) days after any such Sublicensing Receipts are received by the Company from Sublicensees; and (iii) in case of the Product Development Program, starting from January 31, 2010 in quarterly installments paid in advance according to the Product Development Program, and prior to such time, on a monthly basis against invoices on a net plus 30 (thirty) days basis.

3.6.
In the event that the Sublicensing Receipts comprise, in whole or in part, of non-cash consideration (including shares or other securities of the Sublicensee or other entity) which cannot be transferred to Hadasit in the same form as received, or which Hadasit has not consented to accept (which consent shall not be unreasonably withheld or delayed), then the fair market value thereof for the purposes of calculating Sublicensing Receipts, will be determined by mutual agreement of the Parties, and failing agreement between the Parties as aforesaid, the fair market value shall be determined by an expert appointed by mutual agreement of the Parties, who shall act as an expert and not an arbitrator and whose decision shall be final and binding on the Parties. Hadasit will notify the Company within 30 (thirty) days from the Company’s notice of such non-cash consideration whether it wishes to receive a non-cash consideration or pecuniary equivalent consideration (for which the Company shall be obliged from its own sources or otherwise to redeem the non-cash consideration for cash). The Company’s notice should include all relevant documents and will provide Hadasit with the option to defer any tax liability by allowing the Company to transfer Hadasit’s non-cash share to a trustee until such non-cash consideration becomes publicly traded with unbiased market value, without the Company incurring any liability or expense. If the Parties fail to appoint such expert within 15 (fifteen) days of either Party’s written request to do so, then the expert shall be designated at the request of either Party by the President of the Israeli CPA Association.

3.7.
All payments made hereunder to Hadasit shall be made by wire transfer to the following bank account or to any other bank account designated by Hadasit during the Term: Leumi Bank, Jerusalem main branch No. 901, Account No. 605100/21, Interbank Swift Code (TID): LUMIILITTLV IBAN: IL650109010000060510021.

3.8.
All payments due under this Agreement shall be payable in US dollars, except in the event of Net Sales or Sublicense Receipts which are invoiced, billed or received in New Israeli Shekels, Euro, or Pounds Sterling, with respect to which payments to Hadasit will be made in New Israeli Shekels, Euro, or Pounds Sterling respectively.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the US (as reported in the Wall Street Journal) last published prior to the actual date of payment.

3.9.
Any amount payable hereunder, which has not been made upon its due date of payment, shall bear interest from the date such payment is due until the date of its actual payment at a interest rate charged by Leumi Bank of Israel Ltd. for a loan of the said amount in the said currency plus an annual compounded interest at a rate of 3% (three percent).

3.10.
The Company shall pay to Hadasit all amounts of Value Added Tax imposed on Hadasit in connection with the transactions under this Agreement. All amounts referred to in this Agreement are exclusive of Value Added Tax. For the removal of doubt, in calculating amounts received by the Company, whether by way of Net Sales, Sublicensing Receipts or Royalties, any amount deducted or withheld in connection with any such payment on account of taxes on net income (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by the Company in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, to have been received by the Company.

3.11.
Save for the deduction of withholding tax as required under applicable law, all payments to be made to Hadasit hereunder shall be made free and clear of, and without any deduction for or on account of, any set-off, counterclaim or tax.

3.12.
If the Company or its Affiliates, if incorporated outside of Israel, elect to make payments net of any withholding tax that they may be required to deduct at source under law other than the law of Israel, then in addition to the mechanism detailed in Section 18.3 below the Company, its Affiliates or Sublicensees will provide Hadasit with reasonable assistance with Hadasit’s efforts to claim an exemption from or reduction in any applicable tax withholdings and (if applicable) a refund of tax withheld, or to obtain a credit with respect to the tax paid. Each party will promptly notify the other if it becomes aware of a change in withholding tax rates.

4.	Development Efforts

The Company undertakes, at its own expense, to make such commercially reasonable efforts to commercialize the Licensed Products including, the performance of the necessary tests, validation of Licensed Research Materials under the Research License and the Licensed Products, bio-testing of the Licensed Materials and the Licensed Products, clinical trials and other steps required for obtaining regulatory approvals from the relevant authorities as are consistent with the commercial efforts generally applied to similar products of similar potential throughout the Term.

5.	MAGNET Program; Approvals; Applicable Laws; Clinical Trials

5.1.
The Company hereby acknowledges that it is aware that some of the Materials to be supplied to the Company as provided herein were developed by Prof. Reubinoff at HMO in part within the framework of a MAGNET program funded by the OCS of the Ministry of Industry, Trade & Labour within the framework of the Bereshith Consortium (in which the Company is also a member) and that Hadasit and the Company’s rights therein, are subject to the terms and conditions that apply to all of the members thereof under the regulations of the Bereshith Consortium (the “Bereshith Regulations”).

5.2.
Each of Hadasit and the Company represents and warrants that as of the date hereof: (i) it is not aware of any use of the Materials by the current industrial members of the Bereshith Consortium which is contradictory to the rights of the Company hereunder; and (ii) as of the Date of Amendment, it has not received any request by the current industrial members of the Bereshith Consortium to receive and/or use the Materials in the Field.  Hadasit shall further notify the Company of any written request made to Hadasit by any industrial member of the Bereshith Consortium for the transfer to such industrial member of the Materials and related know-how or materials which constitute “New Know-how” (“Yeda Hadash”) or “Existing Know-how” (“Yeda Kayam”) under the Bereshith Regulations, which Hadasit has reason to believe may be used by such industrial member for the development and/or production of products comprising or embodying hSC-derived RPE Cells for the treatment of retinal degenerative diseases by cell replacement therapy methods, and of any transfer of such Materials and related know-how or materials to such industrial member following such request.

5.3.
Without derogating from the foregoing, the Parties acknowledge that MAGNET Consent may be required with respect to the grant to the Company of the License to the Licensed Materials under this Agreement, due to the rights granted to the Company to sub-license. Company shall use its best efforts to obtain such consent if and as required and Hadasit shall provide reasonable assistance in this effort.

5.4.
Each of the Parties shall comply (and, to the extent applicable, the Company shall require Sublicensees to undertake to comply, vis-a-vis HMO, prior to the transfer of any Licensed Materials) with the requirements as set out in the approvals of the Ethics Committee for Genetic Studies in Humans of the MOH (the “MOH Ethics Committee”) as issued from time to time in relation to each particular activity/study; HMO shall provide copies of the same to the Company upon request, which it may then forward to its Sublicensees. Each of the Parties shall also comply (and, to the extent applicable, the Company shall require Sublicensees to undertake to comply) with all applicable laws and regulations, standards and guidelines, including applicable local and international ethical guidelines  (such as the ISSCR guidelines and the American Academy of Science guidelines, to the extent applicable) and the relevant restrictions set out in the R & D Law, including in the use of the Materials and in respect of any transfer thereof by or from HMO and/or the Company and/or the Sublicensee (as applicable) and in the case of each Party, in the performance of all the obligations of such Party under this Agreement, under the Product Development Agreement and in the case of the Company and its Sublicensees, also in the development, production, use and sale of the Licensed Products (to the extent applicable).

5.5.
Hadasit hereby represents that HMO holds and maintains all of the required approvals from the MOH Ethics Committee with respect to the Materials as was required for the performance by Hadasit (directly or through HMO) of this Agreement, and which are currently required for the ongoing Product Development Program and will act diligently to obtain such approval, if required, with regards to the fulfillment of any of its future obligations hereunder or thereunder. A copy of the approval pursuant to which the Product Development Program is currently being carried out, is attached hereto as Annex H Hadasit hereby also represents that HMO holds all of the requisite informed consents signed by the patients on a form a sample of which is attached hereto as Annex I, and that it shall provide copies of consents signed by the patients and/or originals as required for NIH registration or regulatory approvals, and as permitted under applicable law and in compliance with patient confidentiality requirements.

5.6.
Without derogating from the foregoing, the Company undertakes that it shall be responsible for obtaining and causing to remain in effect, and shall comply with (and shall require that Sublicensees undertake to comply, directly vis-a-vis HMO, with), such licenses, permits, approvals, and consents, including any MOH Ethics Committee approval, as may be required for performance by the Company and/or Sublicensees of this Agreement, including, the development, manufacture, use and sale of the Licensed Products.

5.7.
Hadasit shall procure that HMO shall give notification promptly after the transfer and/or supply of Materials to the Company as provided herein, to: (i) the MOH Ethics Committee if and as required in any approval granted by it; and (ii) if and as required, the Committee monitoring stem cell research at HMO.

5.8.
Company shall use its best efforts to obtain, maintain, cause to remain in effect (and shall, to the extent the Company deems necessary, employ at its expense a R&D coordinator to perform/coordinate these tasks, including responsibility for documentation and the procedures involved), and Company and Hadasit shall comply with, and shall procure the ongoing compliance with, by its representatives, and employees and (in the case of Hadasit), HMO and researchers at HMO, all licenses, permits, approvals and consents, including any additional MOH Ethics Committee approval and any  local and international accepted ethical guidelines (such as the ISSCR guidelines and the American Academy of Science guidelines, to the extent applicable) as may be required for the conduct of the Product Development Program.

5.9.
Upon the Company entering a clinical stage, during which it shall negotiate with various entities the performance of a clinical trial in the Field, Hadasit will be granted with a right of first refusal to perform a Phase I/IIa clinical trial and to serve as a leading clinical site in Phase IIb and Phase III clinical trials in the Field at HMO, provided however that:

5.9.1.	There is no regulatory hindrance to perform the clinical trial at HMO;

5.9.2.	Hadasit matched the timetable and budget proposal for performing the clinical trial by an institutional third party.

6.	Representations and Warranties

6.1.
Each of the Parties hereby represents and warrants to the other Party that it has the right, power and authority (including full corporate power and authority) to enter into and perform this Agreement and has taken all necessary action to authorize the entry into and performance of this Agreement.

6.2.	Hadasit hereby represents and warrants to the Company the following:

6.2.1.	Hadasit is the registered owner of the Patent Applications;

6.2.2.	HMO and the Researchers have assigned their entire right, title, and interest in and to the Licensed Technology to Hadasit;

6.2.3.	HMO is the owner of the Materials and Hadasit has the right to grant the License to the Licensed Research Materials and the Licensed Materials in accordance with the terms hereof;

6.2.4.
subject to any rights of any granting agency from which the Company may receive funding, Hadasit possesses full title and interests in and to the Licensed Technology and has not and will not, during the Term, grant any rights in the Licensed Technology or (subject to the requirements of the Magnet Program and applicable ethical guidelines) the Licensed Materials in the Field;

6.2.5.	pursuant to agreements between HMO and Hadasit, Hadasit has the sole authority to enter into this Agreement;

6.2.6.
subject to any rights of any granting agency from which the Company may receive funding, all parts of the Licensed Technology in the Field, are to the best knowledge of Hadasit, and shall remain during the Term free and clear of any prior assignment or option;

6.2.7.
Hadasit does not currently own nor is it in possession of any patent or patent application covering technology for the conversion of hESC cells into RPE cells invented by the Researchers other than the Licensed Patents;

6.2.8.
Hadasit has not used any Intellectual Property which is not owned by or licensed to the Company pursuant to this Agreement or otherwise in the course of the Product Development Program as of the Date of the Amendment; and

6.2.9.
Hadasit has not received written notice as of the Date of Amendment of any legal suit or proceeding by a third party against it or against HMO contesting its ownership of the Licensed Technology or the Materials or claiming that the practice of the Licensed Technology or the use of the Licensed Materials would infringe the rights of a third party.

6.3.
Nothing in this Agreement shall constitute a representation or warranty by Hadasit, express or implied, that any results will be achieved by the Product Development Program, or that any portion of the Licensed Technology is or will be commercially exploitable or of any use or other value.

6.4.
Should the Parties agree that Controlled IP is required or useful for the performance of the Product Development Program or commercialization of a Licensed Product within the Field, then the Parties shall negotiate in good faith a non-exclusive license for such Controlled IP for bundling with the Licensed Technology, with additional royalties. Before Hadasit grants an exclusive license in the Field regarding any portion of the Controlled IP, it will first notify the Company. If the Company notifies Hadasit in writing, within 30 (thirty) days of its receipt of such notice, of its interest in acquiring an exclusive license in the Field to such portion, then the Parties shall enter negotiations therefor. If the Parties are unable to reach agreement regarding license terms being negotiated pursuant to (and subject to the provisions of) this Section 6.4, within 90 (ninety) days after the commencement of such negotiations, then this Section 6.4 shall no longer apply to such Controlled IP.

7.	Reporting and Inspection

7.1.
The Company shall provide Hadasit at least every 6 (six) months a written periodic report concerning all material activities undertaken in respect of the exercise of the Licensed Technology and/or the Materials furnished to the Company hereunder if conducted outside of Hadasit/HMO (“Development Reports”). The Development Reports shall include a summary of the research progress, a detailed report of the testing results regarding such Materials, and any other related work affected by any Affiliate or Sublicensee during the 6 (six) month period prior to the report. Development Reports shall also set forth a general assessment regarding the achievement of any milestones, possible changes to the Product Development Program resulting therefrom; the projected – or actual – completion date of the development of Licensed Products and the marketing thereof; sales forecasts, if any have been made in the regular course of the Sublicensee’s business; a description of any transaction involving the Licensed Technology, the Licensed Materials and/or any Licensed Product, and shall detail all proposed changes including the reasons therefor. The Company shall also provide to Hadasit a copy of all original safety test results and QC characterization results that will be performed on the Licensed Materials by or on behalf of the Company, and any documentation related thereto, as soon as such results are obtained, and Hadasit shall be free to use such results for any academic, commercial or other purposes outside the Field, and for uses in the Field subject to this Agreement, it being understood and agreed, however, that no commercial use shall be made by Hadasit or HMO unless and until the Parties reach an agreement regarding the reimbursement of a portion of the out of pocket expenses incurred by the Company in producing such results,  commensurate to the intended commercial use.

7.2.
Within 30 (thirty) days after the end of each calendar quarter, commencing from the first Sublicense or Sale of a Licensed Product, the Company shall furnish Hadasit with a full and detailed report certified as being correct by the chief financial officer of the Company, setting out all amounts owing to Hadasit in respect of such previous calendar quarter to which the report refers, and with full details of: (i) the gross commercial sales of all Licensed Products Sold by the Company and Sublicensees during such calendar quarter, (ii) a breakdown of Net Sales according to country, identity of seller, currency of sales, dates of invoices, number and type of Licensed Products sold, (iii) any deductions applicable as provided in the definition of Net Sales, (iv) the exchange rates, if any, used in determining the amount payable to Hadasit in US Dollars and in any calculations of Net Sales and Sublicensing Receipts; and (v) Sublicensing Receipts, including a breakdown of Sublicensing Receipts according to identity of Sublicensees, countries, the nature of the payment, the currency of the payment and date of receipt thereof.

7.3.
Company shall keep complete and accurate books of account and records, consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Hadasit in terms hereof. The Company shall retain the foregoing books of account relating to a given calendar quarter for 3 (three) years after the end of that calendar quarter.

7.4.
Once every calendar year following the first Sublicense or Sale of a Licensed Product, and upon reasonable prior written notice, the Company agrees to permit Hadasit or its representatives, at Hadasit’s expense, to examine their books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. If any amounts due to Hadasit in respect of any year are determined to have been underpaid, in an amount equal to or greater than 5% (five percent) of the amount actually paid by the Company to Hadasit in respect of such year, then the Company shall (in addition to paying Hadasit the shortfall along with applicable interest), bear the reasonable costs of such inspection.

7.5.
During the performance of services pursuant to the Product Development Program, Hadasit shall instruct Prof. Reubinoff that he shall not knowingly utilize Controlled IP or any Intellectual Property which is proprietary to Hadasit (other than Licensed Patents, Hadasit IP or Joint IP) or any third party following an initial evaluation by Prof. Reubinoff, without the Company’s prior written consent. Hadasit shall provide the Company with periodic reports and working plans, but not less often than once per calendar quarter, with respect to the performance of services pursuant to the Product Development Program. Hadasit shall ensure that such reports and working plans shall include a statement by Prof. Reubinoff (so long as he is the principal investigator with respect thereto) or any person who may replace him, about whether such reports and/or working plans include (a) to his actual knowledge, any Controlled IP, and (b) to his actual knowledge without further investigation or inquiry, any Intellectual Property which is proprietary to Hadasit (other than Controlled IP, Licensed Patents, Hadasit IP or Joint IP) or any third party. The Company will be entitled, within thirty (30) days following its receipt of such working plans, to request that Hadasit revise a working plan so that such Intellectual Property is excluded. Any additional costs or delays that may result from the Company’s request shall be the sole responsibility of the Company.

8.	Proprietary Rights

8.1.	All Intellectual Property developed jointly in the course of the Product Development Program (“Joint IP”) shall be co-owned by the Company and Hadasit.

8.2.	All Intellectual Property developed solely by Hadasit or HMO under this Agreement in the course of the Product Development Program shall be solely owned by Hadasit (the “Hadasit IP”).

8.3.
Without derogating from the generality of Section 8.2 above, Intellectual Property developed in the course of the Product Development Program under OCS funding received by the Company and transferred to Hadasit (and as long as such Intellectual Property is subject to the R&D Law as a result of OCS funding) even if developed solely by Hadasit or HMO, shall (but only if and as required by such Law) become Joint IP.

8.4.
As between the Parties, all Intellectual Property developed by the Company under this Agreement in the Field, solely or jointly with other third parties (other than Hadasit or HMO) without the involvement of Hadasit or HMO or without the transfer of any proprietary materials of Hadasit (including but not limited to the Licensed Materials) to such third party shall be solely owned by the Company (the “Company IP”).

9.	Patents

9.1.
As of the Effective Date, the Company shall be solely responsible for the filing and prosecution of the Licensed Patents, and the maintenance of all the Licensed Patents and any challenge or opposition relating thereto, at its sole expense, after consultation with Hadasit with respect thereto. The Company shall notify Hadasit, upon its written request, of the status of such patenting activities. If Hadasit licenses to a third party, any of the Licensed Patents outside of the Field, then the Parties shall reach an amicable decision as to the equitable division of the ongoing related patent expenses after license has been granted to that third party.

9.2.
Hadasit shall cooperate and shall cause the Researchers to cooperate with the Company and/or its representatives, at no additional direct payment by the Company to the Researchers for provision of this support, as long as no additional lab work is requested outside the scope of the Product Development Program, with regard to the preparation, filing, prosecution and maintenance (as the case may be) of the Licensed Patents, including the disclosure to the Company of all relevant information with respect thereto and the execution of all documents which the Company and/or its representatives may request them to sign, from time to time, for the said purpose.

9.3.
The Company shall maintain any patents or patent applications of the Licensed Patents pursuant to this Agreement at least in the following territories: United States of America, European Union, Australia, Canada, China, India & Israel, to the extent permitted by applicable law. After approval of any patent in the European Union the Company will validate and maintain such patent in at least the following countries, to the extent permitted by applicable law: UK, France, Germany, Switzerland and Italy. If at any time during the Term the Company decides that it is undesirable, as to 1 (one) or more of the aforesaid territories, to prosecute or maintain any patents or patent applications within the Licensed Patents, it shall give at least 60 (sixty) days written notice thereof to Hadasit, and upon the expiration of such 60 (sixty) day notice period (or such longer period specified in the Company’s notice) the Company shall be released from its obligations to bear the expenses to be incurred thereafter as to such patent(s) or patent application(s). Thereafter, such patent(s) or application(s) shall be deleted from the Licensed Technology in such territory and Hadasit shall be free to grant any rights in and to such patents or patent applications in such territory to third parties, without further notice or obligation to the Company, and the Company shall have no rights whatsoever to exploit such Licensed Patents or patent applications in that territory. In case of Joint IP, the assignment mechanism described in Section 13.5 below shall apply per such territory.

10.	Patent Infringement

10.1.
Each Party shall immediately notify the other Party in writing of any infringement by a third party of any Licensed Patent of which such Party becomes aware, and of any action instituted by a third party concerning any alleged infringement or any allegation by any third party of infringement resulting from the use and commercialization of the Licensed Patents of which such Party becomes aware.

10.2.
The Company shall be obligated to defend any third party infringement action as aforesaid, at its sole expense, and Hadasit shall reasonably cooperate with the Company, in connection with the investigation and defense of any infringement action as aforesaid at the Company’s expense Hadasit shall have the right (but not the obligation) to be represented by counsel of its choice, at its sole expense (except in the case that representation of both Hadasit and the Company by the same counsel will impose a potential conflict of interests, in such case the Company will cover Hadasit’s out-of-pocket counsel expenses), however without having power to overrule the Company’s sole discretion regarding directing the defense. Notwithstanding the foregoing, the Company shall not compromise or settle such litigation without the prior written consent of Hadasit, which consent shall not be unreasonably withheld or delayed.

10.3.
Hadasit and HMO shall cooperate and shall cause the Researchers to cooperate with the Company and/or its representatives, in connection with the investigation, prosecution or defense of any infringement action as aforesaid, at the Company’s expense and, if required under applicable law, Hadasit shall consent to be named a party to any such action.

10.4.
The Company shall have full control of such action and full authority to settle such action on terms that the Company shall determine, provided that any settlement of such action shall not derogate from Hadasit’s rights under this Agreement. If the settlement adversely affects the interests of Hadasit or involves any act or omission by Hadasit, such settlement shall be subject to Hadasit’s prior written approval, which shall not be unreasonably withheld or delayed. Any proceeds received by the Company in any such litigation shall first be applied to cover out-of pocket costs and thereafter divided 75% (seventy-five) percent to the Company and 25% (twenty-five) percent to Hadasit.

10.5.	For the removal of doubt, Hadasit shall not itself be obliged to take any action to defend any action as referred to in this Section 10, save as set forth in Sections 10.2 and 10.3.

10.6.
If the Company fails to take action to defend any action as aforesaid, within 60 (sixty) days after having been duly served with such lawsuit and/or receiving notice from Hadasit in respect thereof (or within a shorter period, if required to preserve the legal rights of Hadasit and/or HMO under applicable law), then Hadasit shall have the right (but not the obligation) to take such action at its expense and the Company shall cooperate in the investigation and defense of such action, at Hadasit’s expense and, if required under applicable law or contract, consent to be named as a party to any such action. Hadasit shall have full control of such action and shall have full authority to settle such action on such terms as Hadasit shall determine. Any recovery in any such litigation shall be for the account of Hadasit only.

11.	Confidential Information; Publicity; Publications

11.1.
Each Party shall maintain in confidence all “Confidential Information” of the other Party, which shall include any and all information relating to this Agreement and the terms thereof, Know-How and all information and reports received by such Party from the other Party, whether in written, oral, electronic or any other form and which has been designated in writing as confidential. Confidential Information shall not include:

11.1.1.	is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the receiving Party of its confidentiality obligations; or

11.1.2.	was already known by the receiving Party at the time of disclosure; or

11.1.3.	is lawfully obtained from a third party under no obligation of confidentiality;

11.1.4.	is independently developed by the receiving Party without the use of the Confidential Information; or

11.1.5.	is required by law, court or any competent authority to be disclosed, provided that the receiving Party gives the disclosing Party reasonable prior written notice thereof.

11.2.
Each Party undertakes and agrees that it shall not, without the prior written consent of the other Party, disclose the Confidential Information to any third party or use the Confidential Information other than for the purposes of this Agreement (including, the exercise of any rights hereunder or in the fulfillment of any obligations hereunder).

11.3.
Notwithstanding the foregoing, a Party may disclose the Confidential Information to: (i) those of its employees, representatives, advisors, subcontractors, agents or sublicensees as, and to the extent necessary for the exercise by it of its rights hereunder, in the fulfillment of its obligations hereunder and/or for the implementation of the provisions of this Agreement and to potential investors in the Company, provided that it shall first bind such employees, representatives, advisors, subcontractors, agents, sublicensees and potential investors with a similar undertaking of confidentiality and in no event below a reasonable degree of care in writing; and (ii) any competent authority for the purposes of obtaining any approvals, permissions and/or waivers (if any) required for the exercise of the License and/or implementation of this Agreement, or in the fulfillment of any legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements).

11.4.	The confidentiality and non-use undertakings in this Section 11 above shall survive the termination or expiration of this Agreement.

11.5.
The Company shall not use the names of Hadasit, HMO or any of their respective employees (including, Prof. Reubinoff and other Researchers) and Hadasit shall not use the names of the Company or its employees in any announcement, press release, promotional literature, publication, presentation or other publicity in relation to this Agreement, its subject-matter or otherwise, without the prior written consent of other Party, unless such mention is to any competent authority for regulatory approval or in fulfillment of any legal duty owed to such competent authority or is required by applicable law.

11.6.
Hadasit, Prof. Reubinoff and other Researchers shall have the right to publish the Licensed Technology or information connected with or arising from the utilization of the Materials including in the Field in any scientific journals, manuscripts, book chapters or at any scientific conferences or meetings or to give oral presentations (including lectures or seminars) to third parties relating thereto. Notwithstanding the foregoing, any such publication shall be on the condition that, to the extent that the information to be published or disclosed is information which is not in the public domain, the said contemplated publication or disclosure shall have been furnished to the Company in advance and in writing and the Company shall have failed to notify Hadasit in writing, within 30 (thirty) days from receipt of the said draft publication or disclosure, that it identified confidential information that should be protected by a patent application. Should the Company notify Hadasit pursuant to the preceding sentence that it would like to file a patent application accordingly, then Hadasit shall postpone such publication or disclosure for a cumulative period of 60 (sixty) days (as of the submission of Hadasit’s written notification as provided herein above), or, at Hadasit’s election, the relevant confidential information shall be deleted from such publication or disclosure. If the Company identifies in the proposed publication confidential information which is Company IP, the Company will be entitled to request the deletion of such confidential Company IP from the publication and Hadasit will accede to such request.

11.7.
The Parties agree that each publication or presentation as aforesaid shall be made in compliance with accepted scientific standards. Without derogating from the foregoing, such publication or presentation shall adequately acknowledge and appropriately reflect the contribution of the Researchers and employees of HMO and/or the Company (if applicable) and the source of information in accordance with customary scientific practice. Each of the Parties acknowledges that it is aware of the importance to the Researchers of publishing their work, and accordingly, it will use its reasonable efforts not to oppose such publications.

12.	Indemnification and Insurance

The Company shall defend, indemnify and hold harmless the Researchers, Hadasit, HMO, and their respective officers, employees, and agents (hereinafter collectively, the “Indemnitees”) from and against any loss, damage, liability and expense (including legal fees), charges, damages and/or product liability claim (all of the foregoing, collectively “Loss”) which may result from the exercise of the License and/or use or exploitation of the Licensed Technology and/or the Materials by the Company, its Affiliates or any of its subcontractors, Distributors or Sublicensees provided, however that:

12.1.
the Company’s liability under this Section 12 shall be proportionately reduced to the extent the Loss was caused or increased by the negligence or willful misconduct of an Indemnitee, or by any act or omission by an Indemnitee in violation of applicable laws and regulations or in breach of this Agreement;

12.2.
the Company is notified promptly in writing of any claim or action for which indemnity is or may be sought from the Company pursuant to this Section 12, such notice to set out the details of such complaint or claim;

12.3.
the Indemnitee has not made any admissions or taken any action or proceeding relating to such claim or action which may prejudice the defense thereof, or compromised or settled such claim or action, without the prior written consent of the Company;

12.4.
the Company shall have sole control over the defense with counsel of its own choice and the right to settle or compromise such claim or action, within its sole discretion provided that any settlement of such action that adversely affects the interests of Hadasit or involves any act or omission by Hadasit shall be subject to Hadasit’s prior written approval, which shall not be unreasonably withheld or delayed; and

12.5.
Hadasit and HMO shall cooperate fully, and shall cause the Researchers and the employees and agents of Hadasit and HMO respectively, to cooperate fully with the Company and its legal representatives, in the investigation and defense of such claim or action, including the provision of such records, information and testimony, such witnesses and the attendance of such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested by the Company in connection therewith, at the Company’s sole expense (except in the case that representation of both Hadasit and the Company by the same counsel will impose a potential conflict of interests, in such case the Company will cover Hadasit’s out-of-pocket counsel expenses).

12.6.	The Indemnitee shall be entitled, at its discretion, to engage separate legal counsel to represent such Indemnitee with respect to any such claim or action, at its sole expense.

12.7.
Neither Party shall be liable to the other Party for any special, punitive, indirect, incidental or consequential damages of any kind, including lost profits, arising out of, or in connection with this Agreement, even if such Party is advised of the possibility thereof.

12.8.
During the Term, Cell Cure shall maintain, at its cost, insurance against legal liability and other risks associated with its activities and obligations under this Agreement, in such amounts which in any case shall not be less than $ 4,000,000 (four million dollars) subject to such deductibles and on such terms as are customary for a company such as Cell Cure for the activities to be conducted by it under this Agreement. The named insured under such insurances shall be the Company, the inventors, the Scientists, Hadasit and HMO and the beneficiaries thereof shall include also the respective employees, officers and directors of Hadasit and HMO.  The policy or policies so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least 30 (thirty) days in advance of the expiry or cancellation of the policy or policies. Cell Cure shall furnish Hadasit with evidence of such insurance at Hadasit’s request.

13.	Termination

13.1.
Subject to all of the Triggering Events taking place, this Amendment shall be deemed as having come into full force and effect upon the occurrence of all of the Triggering Events and shall remain in effect unless it expires or is terminated in accordance with any of the provisions of this Section 13 (the “Term”). From the date of the execution of this Amendment, until the occurrence of all of the Triggering Events, the Original Agreement shall continue to remain in force and effect. If all of the Triggering Events do not occur by December 1, 2010, this Amendment shall be deemed null and void and the Original Agreement shall continue to remain in force and effect.

13.2.
This Agreement shall automatically terminate upon the later to occur of the following (i) the expiry of all of the Licensed Patents; or (ii) 15 (fifteen) years following the first Sale on a country-by-country and Licensed Product-by-Licensed Product basis following whereby the Company shall have a fully paid up license to continue to exploit the License without having to pay Hadasit any Royalties or Sublicensing Receipts.

13.3.	Either Party may terminate this Agreement hereunder by serving a written notice to such effect on the other Party upon or after:

13.3.1.
the commitment of a material breach hereof by the other Party, which has not been cured by the Party in breach within 60 (sixty) days after receipt of a written notice from the other Party in respect of such breach; or

13.3.2.
the granting of a winding-up order in respect of the other Party, or upon an order being granted against the other Party for the appointment of a receiver or a liquidator in respect of a substantial portion of such other Party’s assets, or if such other Party passes a resolution for its voluntary winding-up; provided that such order or act as aforesaid is not cancelled or withdrawn within 60 (sixty) days of the grant of such order or the performance of such act.

13.4.	Without derogating from the foregoing, Hadasit shall be entitled to terminate this Agreement, by providing 60 (sixty) days’ prior written notice to the Company, if:

13.4.1.	The Company fails to perform any research and development or take any actions to commercialize or sell the Licensed Products over a consecutive 12 (twelve) month period;

13.4.2.	The Company fails to provide a Development Report within a 6 (six) months period and the Company fails to remedy this within 30 (thirty) days of Hadasit’s notice;

13.4.3.
Company fails to pay Hadasit any payment including payment in respect of the Development Program when due pursuant to Section 3.1.2 above, and the Company fails to remedy this within 30 (thirty) days of Hadasit’s notice;

13.4.4.
The Company is delinquent in transferring the “Annual Additional Research Funds” to the escrow agent when due pursuant to the Additional Research Agreement, and fails to remedy this within 30 (thirty) days of Hadasit’s notice;

13.4.5.
Company fails to raise the equivalent of at least US$1,000,000 (one million US Dollars) within 1 (one) calendar year from the Effective Date and an additional US$2,000,000 (two million US Dollars) within 2 (two) years from the Effective Date, by way of one or a combination of the following sources: (i) equity investments; (ii) licensing fees; (iii) research grants; and/or (iv) commitments for funding from governmental and quasi governmental sources;

13.4.6.	The Company fails to invest at least US$ 3,000,000 (three million US dollars) in developing the Licensed Products within 4 (four) years from the Effective Date; or

13.4.7.	The Company or any of its Affiliates, Sublicensees, or Distributors contests the validity of any of the Licensed Patents.

13.5.
Upon the due termination of this Agreement by Hadasit for any of the Sections of Section 13.4 and 13.5 above, the Company’s share in the Joint IP shall be assigned to Hadasit, subject to its compliance with its undertakings to the OCS. For that purpose, upon submission of an application related to the Joint IP, the Company shall sign a deed of assignment of the Company’s interests in the Joint IP to Hadasit, detailing the Joint IP application. Such assignment shall be held under trust by the patent attorney appointed by the Company to handle the Licensed Patents pursuant to Section 9 above. Upon termination of this Agreement in accordance with Sections 13.3 and 13.4 above, any and all such deeds of assignments so held in trust shall be surrendered to Hadasit within 30 (thirty) calendar days of its written demand, stating the grounds for due termination.

13.6.	Upon termination hereof for any reason, each Party shall be entitled to collect any debt then owed to it by the other Party hereunder.

13.7.	Save as explicitly stipulated otherwise in any Agreement, any provision, that by its nature, is intended to survive termination, shall survive the termination or expiration of this Agreement.

14.	Assignment

14.1.
Neither Party shall be entitled to assign this Agreement or any or all of its rights, interests, or obligations hereunder to a third party without the prior written consent of the other Party, which consent shall not be withheld or delayed unreasonably and any unauthorized assignment or transfer shall be deemed null and void. A merger of the Company with another entity whereby the Company is not the surviving entity, or the acquisition of all or substantially all of the Company’s assets or business, shall be deemed to be an assignment, under which the Company shall be entitled to assign all its rights and/or obligations, provided that: (i) the Company provides written notice to Hadasit of such assignment, merger or acquisition, and (ii) the assignee shall undertake in writing to be bound by all of the terms and conditions of this Agreement.

14.2.
Notwithstanding the foregoing, the Company shall be entitled to assign all its rights and/or obligations hereunder to any of its Affiliates, or to any entity that acquires all or substantially all of the Company’s shares, assets or business in accordance with the provisions set out in Section 14.1 above. The Company shall provide Hadasit with written notice of any such assignment and a written undertaking by the assignee to be bound by the terms of this Agreement.

14.3.
Save as provided in Section 14.1 above, the Company will not be entitled to assign or encumber any or all of its rights or obligations under this Agreement or arising therefrom without the prior written consent of Hadasit.

15.	Severability

The provisions of this Agreement are severable and, if any provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

16.	Governing Law and Jurisdiction

This Agreement shall be governed in all respects by the laws of Israel and the Parties hereby submit to the exclusive jurisdiction of the competent courts in Jerusalem.

17.	Notices

Any notice or other communication required to be given by one Party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) 5 (five) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service, it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the Parties set out below, or to such other address or addresses as any of the Parties hereto may from time to time in writing designate to the other Parties hereto pursuant to this Section 17:

If to the Company:
Cell Cure Neurosciences Ltd.
Kiryat Hadassah, PO Box 12247
Jerusalem 91121, Israel
Facsimile: + 972 2 642 9856
Attention: The Managing Director

With a copy (which will not constitute notice):
Baratz & Co.
Attorneys-at-Law & Notaries
1 Azrieli Center, Round Tower, 18th Floor
Tel Aviv 67021
Israel
Attention: Adv. Yael Baratz
Facsimile: +972 3 6960986

If to Hadasit:
Hadasit Medical Research and Development Ltd.
POB 12000
Jerusalem 91120 Israel
Facsimile: +972 3 6437712
Attention: Ms. Carole Grumbach

With a copy (which will not constitute notice) to:
Ephraim Abramson & Co., Law Offices
2 Beitar Street, Third Floor
Jerusalem 93386 Israel
Fax: +972-2-565-4001
Attention: Harry Grynberg, Adv. and Ami Hordes, Adv.

18.	Miscellaneous

18.1.	The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

18.2.
Save as expressly provided in Section 12 above, this Agreement does not, and is not intended to, create or confer any enforceable rights or remedies upon a third party (being any person other than the Parties to this Agreement and their permitted successors and assignees).

18.3.
If applicable laws require that taxes be withheld from any amounts due to Hadasit under this Agreement, the Company shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) deliver to Hadasit a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.

18.4.
This Agreement, constitutes the entire agreement between the Parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the Parties relating to the subject-matter hereof and this Agreement may be amended only by a written document signed by the Parties hereto. In the event of any contradiction between this Agreement (and its Annexes) and the provisions of the Sponsored Research Agreement between the Parties dated September 1, 2006, the provisions of this Agreement (and its Annexes) shall prevail.

18.5.
This Agreement may be executed in any number of counterparts (including counterparts transmitted by fax or by electronic mail in PDF format), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

18.6.
No waiver by any Party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. No failure by any Party hereto to take any action against any breach of this Agreement or default by another Party hereto shall constitute a waiver of the former Party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

18.7.
Nothing contained in this Agreement shall be construed to place the Parties in a relationship of partners or parties to a joint venture or to constitute either Party an agent, employee or a legal representative of the other Party and neither Party shall have power or authority to act on behalf of the other Party or to bind the other Party in any manner whatsoever.

18.8.
Hadasit hereby represents and warrants that it is authorized to represent and to bind HMO with respect to the matters contained herein and that HMO shall abide by the terms and conditions of this Agreement as if it were a party hereto.

18.9.
Each Party agrees to execute, acknowledge and deliver such further documents and instruments and to do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

18.10.
For the avoidance of doubt, any references in the Product Development Agreement to provisions of the Original Agreement shall, upon the coming into force of this Amendment, be deemed to refer to the corresponding provisions of this amended Agreement.

[Remainder of Page Intentionally Left Blank]

Signature Page
Amended and Restated Research and License Agreement

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first aforementioned.

 CELL CURE NEUROSCIENCES LTD.

By:        Dr. Charles S. Irving
Title:     C.E.O.
Date:

HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD.

By:
Title:
Date:

By:
Title:
Date:

I hereby confirm that I will abide by the instructions issued to me by Hadasit pursuant to Section 7.5 of the Agreement.

Prof. Benjamin Reubinoff
Date: ___________________

List of Annexes:

Annex A      Patent Applications
Annex B      Licensed Materials Specifications
Annex C      Commercial Terms – Teva Sublicense
Annex D     Teva License Option Agreement
Annex E      Additional Research Agreement
Annex F      Product Development Agreement
Annex G      Product Development Program
Annex H     Approval of HMO Ethics committee
Annex I       Informed Consent Form
Annex J       Form of MTA

Annex A
Patent Applications

Exclusive License in the Field

Family:	249	Title:	Stem Cells Culture Systems

Only Claims 20-39 (p.24 line 23 - p. 28 line 28) of the PCT application #249-01 and the parts of the corresponding National Phase applications that include the mentioned claims and the related parts of the detailed description are included in the License.

Inventor	University	Faculty	Department
Banin Eyal	Hadassah Ein Kerem	Opthalmology
Ben Shushan Etti	Hadassah Ein Kerem
Itsykson Pavel	Hadassah Ein Kerem
Tannenbaum Shelly	Hadassah Ein Kerem	Gene Therapy
Reubinoff Benjamin	Hadassah Ein Kerem	Gene Therapy

	Application				Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
249-00	Expired	US	31/12/2004	60/639,809
249-01	Expired	PCT	29/12/2005	IL2005/001397	06/07/2006	WO2006/070370
249-02	Pending	US	02/04/2007	11/730,560
249-03	Pending	Europe	29/12/2005	05821535.01
	Pending	US	29/12/2005	11/794,262	23/04/2009	2009-0104695

Family:	315	Title:	Stem Cell Derived Retinal Pigment Epithelial Cells

Inventor	University	Faculty	Department
Alper Pinus Ruslana	Hadassah Ein Kerem
Banin Eyal	Hadassah Ein Kerem	Opthalmology
Idelson Masha	Hadassah Ein Kerem
Obolensky Alexey	Hadassah Ein Kerem
Reubinoff Benjamin	Hadassah Ein Kerem	Nuclear Medicine

	Application				Publication		Patent
Patent ID	Status	Country	Date	Number	Number	Date	Number
315-00	Expired	US	18/04/2007	60/907,818
315-01	Expired	PCT	27/04/2008	IL08/000556	WO2008/129554
315-02	Pending	Canada	27/04/2008	2,684,460
315-03	Pending	Europe	27/04/2008	08738258.6
315-04	Pending	US	27/04/2008	12/450,943
315-05	Pending	Japan	27/04/2008	2010-503665
315-06	Pending	Israel	27/04/2008	210600
315-07	Pending	China	27/04/2008	200860020748.0
315-08	Pending	Australia	27/04/2008	2008242106
315-09	Pending	India	27/04/2008	6790/CHENP/2009
315-10	Pending	Hong Kong	27/04/2008	1017017.2

Annex  B

LICENSED MATERIAL SPECIFICATIONS

Each cell line has been produced under cGMP conditions, and xeno-free at primary level.

The hESC are being provided for use as a source material for a therapeutic product and Hadasit has no reason to believe that the hESC and feeder cell lines, if used by the Company in accordance with regulatory guidelines, are not consistent with such use.

One WCB of cord feeder cell line that will include a minimum of 40 vials (with a minimum of 5X106 per vial or equivalent) and additional 10 vials (with a minimum of 2.5x106 per vial) will be provided and shall be replication incompetent, meaning irradiated. The specified number of vials is before any characterization and safety testing

Five ampoules of 2 x 106 cells/ampoule of WCB cord feeders, which have not been irradiated or blocked by mitomycin C and are at passage earlier than ten (10) and are from the same MCB from which the irradiated WCB was developed will be provided. As part of the company’s OCS 2010 or OCS 2011 project or other funding source, the Company will cover all costs related to the preparation of the WCB from which these five ampoules will originate and the characterization of the WCB according to the recommendations of FDA consultant .

Three vials of the feeder MCB from the same MCB from which the irradiated WCB was developed will be provided.

Three ampoules of MCB of the hESC line that will be chosen by the Company to be used for the development of the RPE cell batch will be provided.

 Each feeder and hESC cell line will be provided with a certificate of analysis (COA).

The Company shall also be provided with the following documentation that are required for the Company’s quality system and regulatory submissions:

1) Complete development reports for the WCBs of feeder cell line and the MCB of the hESC line. The reports will contain donor testing results for human pathogens, and descriptions of the propagation and cryopreservation procedures and materials used for developing the lines. The reports will include the qualification of all key cytokines, growth factors, media, etc used for propagation and cryopreservation of the lines. The reports should also contain descriptions of the procedures and materials that the donated cells were exposed to
2. Complete characterization reports for the feeder cell line and hESC line in the form of Certificates of Analysis (COA). The reports will contain test results of the master banks for adventitious viruses (if available), karyology, identity, purity, phenotyping and proliferative ability.

3. A report of the tests that demonstrates MCB hESC viability after thawing and that their proliferation potential is maintained and that they retain their pluripotent characteristics.  This report will be in the form of the batch-related COA

4. A complete report of the tests performed on the WCB of feeders that demonstrate the ability of the feeder cells to support undifferentiated growth of the hESCs following cryopreservation and thawing.  This report will be in the form of the batch-related COA.

5. A summary of all coded patient information related to the specific hESC and cord feeder line(s) as listed in the donor-specific Case Report Forms (CRF) will be supplied. The coded patient summary will include,embryo and tissue donor medical histories and compliance with acceptance or exclusion criteria, and embryo and tissue donor testing results for human communicable diseases. Sample informed consent forms will be appended.

6.  The SOPs and analytical methods that the company requires for the thawing, expansion, characterization, and freezing of feeder cells and hESC under cGMP conditions as well as irradiation of feeders will be provided.

7.   SOPs related to establishing and operating a quality system for production under cGMPs will be provided.

Annex C

Commercial Terms – Teva Sublicense

Should a Sublicense be granted by the Company to Teva pursuant and subject to the Teva License Option Agreement attached hereto as Annex D, as may be amended from time to time, subject to the provisions of paragraph 5 of this Annex C, if Teva exercises the option thereunder in accordance therewith (the “Teva Sublicense”), then all of the terms of the Agreement shall continue to be applicable, subject to the following qualifications:

1.
Notwithstanding the provisions of Sections 3.1.3 and 3.1.4 of the Agreement, Hadasit shall not be entitled to Royalties or payments of Sublicensing Receipts in respect of the Teva Sublicense as required under such Sections, but rather will be entitled to 30% (thirty percent) of all Teva Sublicensing Receipts. For purposes hereof, “Teva Sublicensing Receipts” shall mean any and all consideration of any kind, whether monetary or otherwise, received by the Company for or in connection with the grant of, or otherwise pursuant to, the Teva Sublicense (including any payments which may be made prior to the exercise of the option), including, without limitation, one-time, lump sum, and other payments (including milestone payments), sublicensing and further sublicensing receipts and amounts received by the Company which constitute royalties based on Sales of Licensed Products by Teva, its affiliates or its sublicensees except for (i) amounts received by the Company from Teva as loan capital or equity capital  loaned or purchased at or below fair market value;(ii) amounts received by the Company in reimbursement of patent expenses and (iii) amounts received by the Company from Teva, and actually expended by the Company in respect of research related to Licensed Products covered by the Teva Sublicense and/or development activities to be performed by or for the Company, plus reasonable overhead, provided that:

1.1.	any such amounts constitute research and/or development funding only and not payment for Licensed Products nor any other type of grant or benefit;

1.2.
such research and/or development activities are performed pursuant to a defined research and development program and research and development budget agreed with Teva, a copy of which is provided to Hadasit; and

1.3.
the Company submits to Hadasit, by no later than 60 (sixty) days of the filing of a BLA or equivalent, a written expense report, confirmed by the Company’s chief financial officer, demonstrating that such amounts have actually been expended and/or incurred by the Company in the conduct of such research and/or development activities in accordance with such work program and budget, and that the expenses actually incurred by the Company as aforesaid include reasonable overhead costs, it being agreed, for the removal of doubt, that any amounts received by the Company as aforesaid, but not expended and/or incurred as set out above, shall be deemed to be Teva Sublicensing Receipts.

2.	Section 3.2 of the Agreement shall be of no further effect.

3.	Section 3.4 of the Agreement shall be of no further effect.

4.
The rest of the provisions of the Agreement shall continue to apply, mutatis mutandis.  All references to “Sublicensing Receipts” shall be deemed as including “Teva Sublicensing Receipts”, unless the context dictates otherwise, in view of the provisions of Section 1 of this Annex C.

5.
The Company shall not amend the Teva License Option Agreement, in a way which is adverse to Hadasit, without Hadasit’s prior written consent, it being understood and agreed, however, that the investment by Teva of research and development funds into the Company which are recognized under Section 1(ii) of this Annex C, shall not be considered as being adverse to Hadasit.

The Parties agree that, for the avoidance of doubt, in the event that Teva does not exercise its option for the Teva License in accordance with the Teva License Option Agreement, or if the Teva License Option Agreement is for any or no reason cancelled or terminated at any time then the terms of this Annex C shall be terminated and null and void, it being understood and agreed, however, that Hadasit shall not be entitled to milestone payments pursuant to Section 3.4 of the Agreement in respect of development milestones that took place prior to the termination of the Teva License Option Agreement, provided that Teva previously effected all corresponding milestone payments that were due under the Teva License Option Agreement prior to such termination and Hadasit received the corresponding payments therefor.

For the avoidance of doubt, in the event of any contradiction between the side letter delivered to Teva in respect of Teva’s “step in rights” within the framework of the Round and the provisions of Section 2.4 (other than sub-clauses (iii), (iv), (viii), (ix), (x), and (xi) thereof) of this Agreement, the provisions of such side letter shall prevail. Nothing contained in the Teva License Option Agreement or in Sections 4 and 5 of such side letter shall be interpreted or applied as increasing or extending the liability, obligation or commitment of Hadasit to Cell Cure or Teva on any account.

For the further avoidance of doubt, the foregoing provisions of this Annex C shall also apply to any license granted to Teva in respect to OpRegan Plus™, so long as such license is upon the same terms as the Teva License Option Agreement.